Exhibit 1.01

Acuity Inc.
Conflict Minerals Report
For Calendar Year Ended December 31, 2025
This Conflict Minerals Report of Acuity Inc. ("Acuity" the "Company," "we," or "us") for the year ended December 31, 2025 is filed to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the "Rule") related to conflict minerals. Conflict minerals are defined by the Securities and Exchange Commission ("SEC") as columbite-tantalite (the metal ore from which tantalum is extracted), cassiterite (the metal ore from which tin is extracted), gold, and wolframite (the metal ore from which tungsten is extracted) as well as their derivatives (collectively, the "Subject Minerals"). The Rule requires certain registrants to conduct a reasonable country of origin inquiry ("RCOI") designed to determine whether any of the Subject Minerals originated in the Democratic Republic of the Congo ("DRC") or an adjoining country (collectively, the "Covered Countries").
Pursuant to the Rule, we performed due diligence procedures on the source and chain of custody of the Subject Minerals that are included in our products and for which, based on our RCOI, we believe it is possible that some may have originated from the Covered Countries and may not be from recycled or scrap sources.
Design of Due Diligence
We implemented a due diligence framework consistent with the Organization of Economic Co-Operation and Development's ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplement on Tin, Tantalum, and Tungsten and Supplement on Gold (collectively, "OECD Guidance"). Summarized below are the design components of our procedures as they relate to the five-step framework set forth in the OECD Guidance:
1) Establish strong company management systems:
•Publish and maintain a conflict minerals policy, which is available at https://www.acuityinc.com/who-we-are/earthlight/governance/conflict-minerals-policy.
•Assign roles and responsibilities to associates who possess the skill set, experience, and knowledge as well as the capacity required to operate and monitor our conflict minerals processes.
•Periodically review conflict minerals procedures with the Chief Financial Officer and the Audit Committee of the Board of Directors.
•Utilize a conflict minerals compliance process, including the RCOI procedures described in the Form SD.
•Incorporate requirements related to conflict minerals in our standard supplier agreements and purchase order terms and conditions to obligate current and future suppliers to comply with our conflict minerals policy, including participation in the supply chain survey and related due diligence activities.
•Maintain records related to the RCOI and due diligence procedures in accordance with our retention policy.
•Facilitate employee, supplier, or other stakeholder grievance reporting through our website.
2) Identify and assess risks in our supply chain:
•Identify raw material components that may contain one or more of the Subject Minerals.
•Identify finished goods that may contain one or more of the Subject Minerals for which we contracted to manufacture the finished goods.
•Identify the direct suppliers that provide the raw material components and finished goods that may contain one or more of the Subject Minerals.
•Conduct a supply chain survey using the Responsible Minerals Initiative's Conflict Minerals Reporting Template ("CMRT"), requesting direct suppliers to identify smelters and refiners as well as the country of origin of the Subject Minerals in the products they sell to us.
•Follow up with non-responsive suppliers by requesting compliance with our request for information.
•Review all responses received from suppliers based on our conflict minerals compliance process and request supplemental information from suppliers providing responses that are deemed implausible, incomplete, inaccurate, or otherwise require clarification.

•Compare smelters and refiners identified by the supply chain survey against the list of facilities that have received a "conflict-free" designation from the Responsible Minerals Assurance Process ("RMAP") or other independent third party audit program; these designations also provide country of origin and due diligence information on the Subject Minerals sourced by such facilities.
3) Design and implement a strategy to respond to identified risks:
•Publish and maintain a conflict minerals policy.
•Assess and address conflict minerals as part of our global risk management process.
•Assess risk mitigation efforts and respond as appropriate to bring suppliers into conformity with our conflict minerals policy.
•Provide, on a periodic basis, progress reports to the Chief Financial Officer and the Audit Committee of the Board of Directors summarizing risk mitigation efforts.
•When required by the Rule, obtain an independent private sector audit of this Report.
4) Support the development and implementation of independent third party audits of smelters' and refiners' sourcing:
•Utilize multi-industry due diligence initiatives, including RMAP, to evaluate the procurement practices of the smelters and refiners that process and provide the Subject Minerals used in our products.
5) Report on supply chain due diligence:
•Communicate our conflict minerals policy publicly on our website at https://www.acuityinc.com/who-we-are/earthlight/governance/conflict-minerals-policy.
•Annually file a Conflict Minerals Report with the SEC and publish on our investor relations website at https://investors.acuityinc.com/.
The content of any website referred to in this report is included for general information only and is not incorporated by reference in this filing.
Due Diligence Measures Performed
Below is a description of the measures performed for the year ended December 31, 2025 to exercise due diligence on the source and chain of custody of the Subject Minerals contained in our products that we believe may have originated from the Covered Countries and may not be from recycled or scrap sources:
•Assessed and addressed conflict minerals as part of our global risk management process.
•Followed up with non-responsive suppliers by requesting compliance with our request for information.
•Reviewed all responses received from suppliers based on our conflict minerals compliance process and requested supplemental information from suppliers providing responses that were deemed implausible, incomplete, inaccurate, or otherwise required clarification.
•Compared smelters and refiners identified by the supply chain survey against the list of facilities that have received a "conflict-free" designation from the RMAP or other independent third-party audit program; these designations provide country of origin and due diligence information on the Subject Minerals sourced by such facilities.
•Assessed risk mitigation efforts and responded as appropriate to bring suppliers into conformity with our conflict minerals policy.
•Provided periodic progress reports to the Chief Financial Officer and the Audit Committee of the Board of Directors summarizing risk mitigation efforts.
•Reviewed and assessed for improvement opportunities within our conflict minerals compliance process.
Results of Due Diligence Measures
Inherent Limitations on Due Diligence Measures
As an indirect purchaser of the Subject Minerals, our due diligence efforts can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the Subject Minerals. We are dependent on the data obtained from direct suppliers and in turn, the data those suppliers obtain from within their supply chains to identify sources of the Subject Minerals. In addition, we rely on the information collected by independent third party audit programs. These sources of information may yield incomplete or inaccurate data and may be subject to fraud.
Product Determination
Based on due diligence procedures performed in this report, we do not have sufficient information to conclusively confirm the country of origin or chain of custody of the Subject Minerals used in our products. We received company-level responses from certain of our suppliers with extensive lists of smelters without product-based information. As a result, we were unable to verify whether Subject Minerals from these smelters were used in our products. Based on the information provided by our suppliers, we believe some subset of the smelters and refiners produced certain of the Subject Minerals contained in our products. Based on the information from suppliers and the information available from the Responsible Minerals Initiative, we do not have sufficient information to confirm that the Subject Minerals processed by these smelters and refiners do not directly or indirectly finance or benefit armed groups.
Independent Private Sector Audit
This report is not subject to an independent private sector audit based on current SEC guidance.
Future Due Diligence Measures
We intend to implement steps to mitigate the risk that the Subject Minerals benefit armed groups and to improve the RCOI and due diligence processes. These include, but are not limited to, the following:
•Modifying the conflict minerals compliance process with the intent to increase the supplier response rate and to improve the quality of supplier responses;
•Monitoring industry efforts to identify additional resources to facilitate compliance;
•Conducting an annual review of our conflict minerals policy, conflict minerals compliance process and the related procedure documentation and risks for any updates; and
•Discussing the results of our annual RCOI with executive management and our sourcing department.
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